The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 1, 2025

Citigroup Global Markets Holdings Inc.	October , 2025 Medium-Term Senior Notes, Series N Pricing Supplement No. 2025-USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Autocallable Market-Linked Notes Linked to the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER Due October 31, 2030

Overview

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential to receive a premium upon automatic early redemption or at maturity depending on the performance of the underlying specified below.

▪	The notes offer the potential for automatic early redemption at a premium following the first valuation date (other than the final valuation date) on which the closing value of the underlying is greater than or equal to the premium threshold value applicable to that valuation date. If the notes are not automatically redeemed prior to maturity, the notes will provide for repayment of the stated principal amount plus a premium at maturity if the final underlying value is greater than or equal to the applicable premium threshold value. However, if the notes are not automatically redeemed prior to maturity and the final underlying value is less than the applicable premium threshold value, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. You will not receive dividends with respect to the underlying or participate in any appreciation of the underlying.

▪	The notes are designed for investors who are willing to forgo interest on the notes and accept the risk of not receiving any return on the notes in exchange for the possibility of automatic early redemption at a premium or, if the notes are not automatically redeemed prior to maturity, a premium at maturity, based in each case on the performance of the underlying. Investors should understand that there is no guarantee that they will receive a positive return on their investment in the notes and that even if they do receive a positive return, there is no assurance that their total return at maturity on the notes will compensate them for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	The underlying is highly risky because it may reflect highly leveraged exposure to any decline in a hypothetical portfolio consisting of the S&P 500 Futures Excess Return Index and the S&P GSCI Gold ER. The S&P 500 Futures Excess Return Index and the S&P GSCI Gold ER track futures contracts on the S&P 500® Index and gold, respectively, and are likely to underperform the S&P 500® Index and gold, respectively, because of an implicit financing cost. In addition, notional costs and a decrement of 6% per annum will be a significant drag on the performance of the underlying. You should carefully review the section “Summary Risk Factors—Risks relating to the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER” in this pricing supplement.

▪	Investors in the notes must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	The S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER (ticker symbol: “SPXGT356”)
Stated principal amount:	$1,000 per note
Pricing date:	October 28, 2025
Issue date:	October 31, 2025
Final valuation date:	October 28, 2030, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, October 31, 2030
Automatic early redemption:	If, on any valuation date prior to the final valuation date, the closing value of the underlying is greater than or equal to the premium threshold value applicable to that valuation date, the notes will be automatically redeemed on the third business day immediately following that valuation date for an amount in cash per note equal to $1,000 plus the premium applicable to that valuation date. If the notes are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not receive the premium applicable to any later valuation date.
Payment at maturity:

If the notes are not automatically redeemed prior to maturity, you will receive at maturity for each note you then hold:

▪ If the final underlying value is greater than or equal to the premium threshold value applicable to the final valuation date:

$1,000 + the premium applicable to the final valuation date

▪ If the final underlying value is less than the premium threshold value applicable to the final valuation date:

$1,000

Initial underlying value:	, the closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the final valuation date
Listing:	The notes will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per note:	$1,000.00	$45.00	$955.00
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $850.00 per note, which will be less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $45.00 for each note sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per note proceeds to issuer indicated above represent the minimum per note proceeds to issuer for any note, assuming the maximum per note underwriting fee. As noted above, the underwriting fee is variable.

Concurrent with this offering of the notes, the issuer is offering other notes that are similar to the notes but that have economic terms that differ from those provided by the notes. The differences in the economic terms reflect differences in costs to the issuer in connection with the distribution of the notes and such other notes.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-03-09 dated March 7, 2023	Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Valuation dates and premiums:

The premium applicable to each valuation date will be determined on the pricing date and will be at least the percentage of the stated principal amount set forth below. The premium may be significantly less than the appreciation of the underlying from the pricing date to the applicable valuation date.

Valuation dates*	Premium
• October 28, 2026:	8.50% of the stated principal amount
• October 28, 2027:	17.00% of the stated principal amount
• October 30, 2028:	25.50% of the stated principal amount
• October 29, 2029:	34.00% of the stated principal amount
• October 28, 2030 (the final valuation date):	42.50% of the stated principal amount
*Each valuation date is subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Premium threshold value:	The premium threshold value applicable to each valuation date is the percentage of the initial underlying value indicated below.
• October 28, 2026:	125.00% of the initial underlying value
• October 28, 2027:	120.00% of the initial underlying value
• October 30, 2028:	115.00% of the initial underlying value
• October 29, 2029:	110.00% of the initial underlying value
• October 28, 2030 (the final valuation date):	105.00% of the initial underlying value
CUSIP / ISIN:	17333ML84 / US17333ML842
PS-2

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and about adjustments that may be made to the terms of the notes upon the occurrence of market disruption events and other specified events with respect to the underlying. The accompanying underlying supplement contains important disclosures regarding the S&P 500® Index and the S&P GSCI Index, both of which are relevant to the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER as more fully described in the annexes to this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing value. The closing value of the underlying is its closing level, as described in the accompanying product supplement.

PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Payment Upon Automatic Early Redemption

The following table illustrates how the amount payable per note upon automatic early redemption will be calculated if the closing value of the underlying on any valuation date prior to the final valuation date is greater than or equal to the premium threshold value applicable to that valuation date. The table assumes that the premium applicable to each valuation date prior to the final valuation date will be set at the lowest value set forth under “Key Terms” above. The actual premium applicable to each valuation date prior to the final valuation date will be determined on the pricing date.

If the closing value of the underlying on the following valuation date...	...is greater than or equal to the following premium threshold value...	...then you will receive the following payment per note upon automatic early redemption:
October 28, 2026	125.00% of the initial underlying value	$1,000.00 + applicable premium = $1,000.00 + $85.00 = $1,085.00
October 28, 2027	120.00% of the initial underlying value	$1,000.00 + applicable premium = $1,000.00 + $170.00 = $1,170.00
October 30, 2028	115.00% of the initial underlying value	$1,000.00 + applicable premium = $1,000.00 + $255.00 = $1,255.00
October 29, 2029	110.00% of the initial underlying value	$1,000.00 + applicable premium = $1,000.00 + $340.00 = $1,340.00

If, on any valuation date prior to the final valuation date, the closing value of the underlying is less than the applicable premium threshold value, you will not receive the premium indicated above following that valuation date. In order to receive the premium indicated above, the closing value of the underlying on the applicable valuation date must be greater than or equal to the applicable premium threshold value.

PS-4

Citigroup Global Markets Holdings Inc.

Payment at Maturity Diagram

The diagram below illustrates your payment at maturity of the notes, assuming the notes have not previously been automatically redeemed, for a range of hypothetical underlying performance. The diagram assumes that the premium applicable to the final valuation date will be set at the lowest value set forth under “Key Terms” above. The actual premium applicable to the final valuation date will be determined on the pricing date.

Investors in the notes will not receive any dividends with respect to the underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlying” below.

Market-Linked Notes Payment at Maturity Diagram

PS-5

Citigroup Global Markets Holdings Inc.

Hypothetical Examples of the Payment at Maturity

The examples below are intended to illustrate how, if the notes are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. Your actual payment at maturity per note, if the notes are not automatically redeemed prior to maturity, will depend on the actual final underlying value. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the notes.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying value or premium threshold value applicable to the final valuation date. For the actual initial underlying value and premium threshold value applicable to the final valuation date, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payment at maturity on the notes will be calculated based on the actual initial underlying value and premium threshold value applicable to the final valuation date, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded. The examples below assume that the premium applicable to the final valuation date will be set at the lowest value set forth under “Key Terms” above. The actual premium applicable to the final valuation date will be determined on the pricing date.

Hypothetical initial underlying value:	100.00
Hypothetical premium threshold value applicable to the final valuation date:	105.00 (105.00% of the hypothetical initial underlying value)

Example 1—Upside Scenario. The final underlying value is 110.00 (a 10% increase from the initial underlying value). In this example, the final underlying value is greater than the premium threshold value applicable to the final valuation date.

Payment at maturity per note = $1,000 + the premium applicable to the final valuation date

= $1,000 + $425

= $1,425

In this scenario, because the final underlying value is greater than the premium threshold value applicable to the final valuation date, you would be repaid the stated principal amount of your notes at maturity plus the premium applicable to the final valuation date.

Example 2—Par Scenario A. The final underlying value is 101.00 (a 1% increase from the initial underlying value), which is less than the premium threshold value applicable to the final valuation date.

Payment at maturity per note = $1,000

In this scenario, the underlying has appreciated from the initial underlying value to the final underlying value but the final underlying value is less than the premium threshold value applicable to the final valuation date. As a result, you would be repaid the stated principal amount of your notes at maturity but would not receive any positive return on your investment.

Example 3—Par Scenario B. The final underlying value is 90.00 (a 10% decrease from the initial underlying value). In this example, the final underlying value is less than the premium threshold value applicable to the final valuation date.

Payment at maturity per note = $1,000

In this scenario, because the underlying has depreciated from the initial underlying value to the final underlying value and the final underlying value is less than the premium threshold value applicable to the final valuation date, you would be repaid the stated principal amount of your notes at maturity but you would not receive any positive return on your investment.

PS-6

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

Citigroup Inc. will release quarterly earnings on October 14, 2025, which is during the marketing period and prior to the pricing date of these notes.

Risks relating to the notes

▪	You may not receive any return on your investment in the notes. If, on each valuation date prior to the final valuation date, the closing value of the underlying is not greater than or equal to the premium threshold value applicable to that valuation date, then the notes will not be automatically redeemed at a premium. In that event, you will receive a positive return on your investment in the notes only if the final underlying value is greater than or equal to the premium threshold value applicable to the final valuation date. If the final underlying value is less than the premium threshold value applicable to the final valuation date, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, even if the underlying appreciates from the initial underlying value to the final underlying value, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	The premium threshold value is greater than the initial underlying value. You will receive a premium only if the closing value of the underlying on the applicable valuation date is greater than or equal to the premium threshold value applicable to that valuation date. Even if the closing value of the underlying increases over the term of the notes, it may not increase sufficiently for the notes to be automatically redeemed. Additionally, if the final underlying value is greater than the initial underlying value but less than the premium threshold value applicable to the final valuation date, you will receive no positive return on the notes and the notes will underperform an alternative investment providing 1-to-1 exposure to the performance of the underlying on the final valuation date.

▪	Your potential return on the notes is limited. Your potential return on the notes is limited to the applicable premium payable upon automatic early redemption or at maturity, as described on the cover page of this pricing supplement. If the closing value of the underlying on one of the valuation dates is greater than or equal to the premium threshold value applicable to that valuation date, you will be repaid the stated principal amount of your notes and will receive the fixed premium applicable to that valuation date, regardless of how significantly the closing value of the underlying on that valuation date may exceed the initial underlying value. Accordingly, any premium may result in a return on the notes that is significantly less than the return you could have achieved on a direct investment in the underlying.

▪	The notes may be automatically redeemed prior to maturity, limiting the term of the notes. If the closing value of the underlying on any valuation date prior to the final valuation date is greater than or equal to the premium threshold value applicable to that valuation date, the notes will be automatically redeemed. If the notes are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not receive the premium applicable to any later valuation date. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The performance of the notes will depend on the closing values of the underlying solely on the valuation dates, which makes the notes particularly sensitive to volatility in the closing values of the underlying on or near the valuation dates. Whether the notes will be automatically redeemed prior to maturity will depend on the closing values of the underlying solely on the valuation dates (other than the final valuation date), regardless of the closing values of the underlying on other days during the term of the notes. If the notes are not automatically redeemed prior to maturity, what you receive at maturity will depend solely on the closing value of the underlying on the final valuation date, and not on any other day during the term of the notes. Because the performance of the notes depends on the closing values of the underlying on a limited number of dates, the notes will be particularly sensitive to volatility in the closing values of the underlying on or near the valuation dates. You should understand that the closing value of the underlying has historically been highly volatile.

PS-7

Citigroup Global Markets Holdings Inc.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing value of the underlying, dividend yield on the stocks underlying the futures contracts included in the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, dividend yield on the stocks underlying the equity futures contracts included in underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The value of your notes prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing value of the underlying may not result in a

PS-8

Citigroup Global Markets Holdings Inc.

comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	Our offering of the notes is not a recommendation of the underlying. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the notes.

▪	The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the notes. Our affiliates also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur during the term of the notes, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. See “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes” in the accompanying product supplement.

▪	If a commodity hedging disruption event occurs during the term of the notes, we may redeem the notes early. See “Additional Terms of the Notes—Commodity Hedging Disruption Event” in this pricing supplement for information about the events that may constitute a commodity hedging disruption event. If a commodity hedging disruption event occurs, we may redeem the notes prior to the maturity date for an amount equal to the early redemption amount determined as of the early redemption valuation date. The early redemption amount will be determined in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining secondary market bid prices for the notes and similar instruments, subject to the exceptions and more detailed provisions set forth under “Additional Terms of the Notes—Commodity Hedging Disruption Event” below, and provided that the early redemption amount will not be less than the stated principal amount. As discussed above, any secondary market bid price is likely to be less than the issue price and, absent favorable changes in market conditions and other relevant factors, is also likely to be less than the estimated value of the notes set forth on the cover page of this pricing supplement. Accordingly, if a commodity hedging disruption event occurs, there is a significant likelihood that the early redemption amount you receive will be limited to your stated principal amount. Moreover, in determining the early redemption amount, the calculation agent will take into account the relevant event that has occurred, and that event may have a significant adverse effect on the underlying commodity market and/or commodity markets generally.

The early redemption amount may be significantly less than the amount you would have received had we not elected to redeem the notes and had you been able instead to hold them to maturity.  For example, the early redemption amount may be determined during a market disruption that has a significant adverse effect on the early redemption amount.  That market disruption may be resolved by the time of the originally scheduled maturity date and, had your payment on the notes been determined on the scheduled final valuation date rather than on the early redemption valuation date, you might have achieved a significantly better return.

▪	The calculation agent may make discretionary determinations in connection with a commodity hedging disruption event and the early redemption amount that could adversely affect your return upon early redemption. The calculation agent will be required to exercise discretion in determining whether a commodity hedging disruption event has occurred. If the calculation agent determines that a commodity hedging disruption event has occurred and as a result we elect to redeem the notes upon the occurrence of a commodity hedging disruption event, you may not receive any positive return on your investment in the notes.

In addition, the calculation agent has broad discretion to determine the early redemption amount, including the ability to make adjustments to proprietary pricing models and inputs to those models in good faith and in a commercially reasonable manner.  The fact that the calculation agent is our affiliate may cause it to have interests that are adverse to yours as a holder of the notes.  Under the terms of the notes, the calculation agent has the authority to make determinations that may protect our economic interests while resulting in a significant adverse effect on your investment in the notes.

PS-9

Citigroup Global Markets Holdings Inc.

Risks relating to the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER

The following discussion of risks relating to the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER, which we refer to in this section as the “Index”, should be read together with the description of the Index in Annex A to this pricing supplement, which defines and further describes a number of the terms and concepts referred to in this section.

▪	The Index is highly risky because it may reflect highly leveraged exposure to the Portfolio and may therefore experience a decline that is many multiples of any decline in the Portfolio. The Index tracks exposure to the Portfolio, which consists of the S&P 500 Futures Excess Return Index (which we refer to as the “Underlying Equity Futures Index”) and the S&P GSCI Gold ER (which we refer to as the “Underlying Gold Futures Index”), on a volatility targeted basis, less certain notional costs and less a decrement of 6% per annum. The Index has a volatility target of 35%, which it attempts to achieve by applying leverage to its exposure to the Portfolio (up to a maximum of 500%) when the historical realized volatility of the Portfolio is less than the volatility target, and by reducing its exposure to the Portfolio below 100% when the historical realized volatility of the Portfolio is greater than the volatility target. It is expected that the historical realized volatility of the Portfolio will frequently be less than the volatility target, and therefore it is expected that the Index will frequently have leveraged (more than 100%) exposure to the Portfolio. If the value of the Portfolio declines at a time when the Index has leveraged exposure to it, the decline in the Index will be equal to the decline in the value of the Portfolio multiplied by the leverage (subject to further reduction as a result of the notional costs and the decrement). For example, if the value of the Portfolio declines by 5% at a time when the Index has 500% leveraged exposure to the Portfolio, the Index will decline by 25% over that time (subject to further reduction as a result of the notional costs and the decrement). This potential for losses on a highly leveraged basis makes the Index highly risky.

▪	The Index may realize significant losses if it is not consistently successful in increasing exposure to the Portfolio in advance of increases in the value of the Portfolio and reducing exposure in advance of declines, or if it is not consistently successful in allocating greater weight within the Portfolio to the Underlying Futures Index with the higher performance. The Index methodology is premised on the following key assumptions: (1) that there will be an inverse relationship between performance and volatility, so that the value of the Portfolio will tend to increase in times of lower volatility and decline in times of higher volatility; (2) that the historical realized volatility of the Portfolio, as measured for purposes of the Index, will be an effective predictor of future volatility of the Portfolio; (3) that a Portfolio composed of both Underlying Futures Indices, where the allocation to each Underlying Futures Index within the Portfolio is adjusted daily according to the Index rules, has the potential to outperform either Underlying Futures Index individually; (4) that the historical trend of each Underlying Futures Index, as measured for purposes of the Index, will be an effective predictor of the future performance of each Underlying Futures Index; and (5) that 35% will be an effective level of volatility at which to draw the line between leveraged exposure and deleveraged exposure to the Portfolio. There is no guarantee that these assumptions will be proven correct over any given time period. If any of these assumptions does not prove to be consistently correct, then the Index may perform poorly as a result of having highly leveraged exposure to the Portfolio at a time of declines, having reduced exposure to the Portfolio at a time of increases and/or by allocating weights to each Underlying Futures Index within the Portfolio in a suboptimal manner.

▪	The Index may be adversely affected by a time lag in its volatility targeting mechanism. The Index implements its leveraged exposure to the Portfolio each index business day based on a backward-looking measure of the historical realized volatility of the Portfolio taken one index business day prior to the current day. The historical realized volatility of the Portfolio is determined as the lower of a shorter-term historical realized volatility and a longer-term historical realized volatility. In both cases, if there is a sudden sharp change in the volatility of the Portfolio, it will take some time before that change is meaningfully reflected in either historical realized volatility measure. Moreover, because the Index uses the lower of the shorter-term and longer-term measures, the Index will rely on the longer-term measure at any time when it is lower than the shorter-term measure, and the longer-term measure is significantly less reactive than the shorter-term measure to the most recent changes in volatility. As a result, if there is a sudden sharp spike in volatility that is accompanied by a sharp decline in the value of the Portfolio, the Index may retain a high degree of leverage with respect to the Portfolio for a significant period of time, and therefore may have exposure to that decline on a highly leveraged basis for a significant period of time. Conversely, if significant appreciation in the value of the Portfolio follows closely on a period of high Portfolio volatility, the time lag may cause the Index to have low exposure to the Portfolio when that appreciation occurs. Taken together, these factors may cause the Index to perform particularly poorly in a temporary market crash – a sudden significant decline that is quickly reversed. In that scenario, the Index would participate on a highly leveraged basis in the decline and then fail to participate fully in the recovery.

▪	The Index may be slow to react to changes in volatility because of a 25% maximum daily weight change, which may adversely affect its performance. The leverage of the Index that is implemented on each index business day will be determined based on the historical realized volatility of the Portfolio as observed on the related leverage determination date, subject to a maximum leverage of 500% and subject to a maximum daily weight change of 25%. Because of the maximum daily weight change, the change in the aggregate exposure of the Index to a given Underlying Futures Index cannot exceed 25% of the value of the Index from one index business day to the next. If there is a sudden significant increase in the historical realized volatility of the Portfolio, a reduction of exposure to each Underlying Futures Index of significantly greater than 25% may be required to maintain the Index’s volatility target, but the reduction implemented by the Index will in no event exceed 25% per day. As a result, the Index may retain significantly greater exposure to the Portfolio in a sharply falling market and, in turn, experience significantly greater losses, than would be the case without the maximum daily weight change. Conversely, if there is a sudden significant decrease in the historical realized volatility of the Portfolio that accompanies a steady increase in the value of the Portfolio, the Index may be slower in increasing its exposure to the Portfolio, and therefore may miss out on the potential for more highly leveraged participation in the appreciation, than would be the case without the maximum daily weight change.

PS-10

Citigroup Global Markets Holdings Inc.

▪	The Index’s trend-following mechanism may not be effective. The Index incorporates a trend-following mechanism, in which it will allocate exposure to each Underlying Futures Index within the Portfolio based on relative historical trend of each, with a higher allocation to the Underlying Futures Index with the greater historical trend. Trend-following methodologies such as the one followed by the Index are premised on the notion that equity and commodity markets exhibit momentum, whereby recent performance is predictive of future performance. Trend-following methodologies perform poorly, however, when this turns out not to be the case. There can be no guarantee that recent performance will be predictive of future performance. Trend-following methodologies perform particularly poorly in choppy markets, where they can be subject to whipsaws – increasing exposure following a recent increase and just in time to participate on a higher-exposure basis in a decline that follows the increase, at which point they decrease exposure following the decline and just when the underlying market begins to increase again. Moreover, even if the Underlying Futures Indices do exhibit trend-following behavior, there can be no assurance that the particular methodology followed by the Index will effectively identify the trend or capitalize on it. For example, because the Index determines the historical trend of an Underlying Futures Index based on the percentile rank of its current closing value to its value on each day over the preceding year, it is possible for the historical trend on the current day to be relatively high even if that Underlying Futures Index is in the midst of a marked downtrend based on its most recent values. If the Underlying Futures Indices do not exhibit momentum, or if the Index’s trend-following methodology is not effective in identifying trends and capitalizing on them, the Index’s trend-following mechanism may result in scaling up the exposure to an Underlying Futures Index ahead of declines, and scaling down exposure ahead of increases, which would result in poor performance.

▪	The Index may be adversely affected by a “decay” effect. If the Index is not consistently successful in increasing exposure to the Portfolio in advance of increases in the value of the Portfolio and reducing exposure to the Portfolio in advance of declines, then the Index is also expected to be subject to a “decay” effect, which will exacerbate the decline in the Index that results from having highly leveraged exposure to declines in the Portfolio. The decay effect would result from the fact that the Index resets its exposure to the Portfolio on a daily basis (as described in more detail below), and would manifest any time the Portfolio moves in one direction one day and another direction the next. The decay effect would result because resetting exposure after an increase but in advance of a decline would cause the Index to have increased exposure to that decline, and resetting exposure following a decline but in advance of an increase would cause the Index to have decreased exposure to that increase. The more this fact pattern repeats, the lower the performance of the Index would be relative to the performance of a fixed allocation to either or both of the Underlying Futures Indices.

▪	Each Underlying Futures Index is expected to underperform its reference asset because of an implicit financing cost. Each Underlying Futures Index is a futures-based index. As a futures-based index, each Underlying Futures Index is expected to reflect not only the performance of its reference asset (the S&P 500® Index and gold, as applicable), but also the implicit cost of a financed position in that reference asset. In the case of a physical commodity like gold, the implicit financing cost is expected to include the cost of storing the commodity over the term of the futures contract. The implicit financing cost will adversely affect the value of each Underlying Futures Index. Any increase in market interest rates or storage costs will be expected to further increase this implicit financing cost and will increase the negative effect on the performance of each Underlying Futures Index. Because of this implicit financing cost, the Underlying Equity Futures Index is expected to underperform the total return performance of the S&P 500® Index and the Underlying Gold Futures Index is expected to underperform the spot price performance of gold.

▪	The performance of the Index will be reduced by notional costs and by a decrement of 6% per annum. Two types of notional costs are deducted from the performance of the Index. Notional transaction costs are deducted each time there is a change in the exposure of the Index to the Underlying Futures Indices. Changes in the exposure may occur daily. The larger the changes are in size, the greater the amount of the notional transaction costs. Given the maximum daily weight change of 25%, the maximum notional transaction cost on a given day is 0.005% of the value of the Index on that day (before giving effect to the notional replication cost and decrement). If that were calculated on an annualized basis, and if we assume a constant Index value over the course of a year, the maximum aggregate notional transaction cost would be 1.26% of the value of the Index (before giving effect to the notional replication cost and decrement). That amount could be higher in any given annual period if the Index value were higher during that annual period.

In addition to the notional transaction costs, notional replication costs are deducted on a daily basis from the level of the Index (before giving effect to the notional transaction costs and decrement) at a rate of 0.12% per annum, applied against the aggregate amount of exposure that the Index has to the Portfolio.  If, for example, the Index were to have 500% leverage to the Portfolio over any given period, then the notional replication costs would reduce the level of the Index (before giving effect to the notional transaction costs and decrement) at a rate of 0.60% per annum (0.12% times 500%) over that period.

Moreover, the performance of the Index will be reduced by a decrement of 6% per annum. The notional costs and the decrement will be a significant drag on the performance of the Index, potentially offsetting positive returns that would otherwise result from the Index methodology, exacerbating negative returns of the Index methodology and causing the level of the Index to decline steadily if the return of the Index methodology would otherwise be relatively flat.  The Index will not appreciate unless the return of the Index methodology is sufficient to offset the negative effects of the notional costs and the decrement, and then only to the extent that the return of the Index methodology is greater than the notional costs and the decrement.  As a result of the notional costs and the decrement, the level of the Index may decline even if the return of the Index methodology would otherwise have been positive.

▪	The Index may not fully participate in any appreciation of the Portfolio. At any time when the historical realized volatility of the Portfolio is greater than the volatility target, the Index will have less than 100% exposure to the Portfolio and therefore will not fully participate in any appreciation of the Portfolio. For example, if the Index has 50% exposure to the Portfolio at a time when the Portfolio appreciates by 5%, the Index would appreciate by only 2.5% (before giving effect to the notional costs and the decrement). The decrement is deducted daily at a rate of 6% per annum even when the Index has less than 100% exposure to the Portfolio.

PS-11

Citigroup Global Markets Holdings Inc.

▪	The Index may perform less favorably than it would if its volatility targeting mechanism were based on an alternative volatility measure, such as implied volatility, rather than historical realized volatility. The Index attempts to achieve its volatility target by adjusting its exposure to the Portfolio based on a backward-looking measure of the historical realized volatility of the Portfolio. Because historical realized volatility is backward looking, it may be some time before changes in the volatility of the Portfolio are reflected in that measure. By contrast, implied volatility represents market expectations of future volatility and, therefore, is more reactive to changes in volatility. Relying on historical realized volatility may cause the Index to be less successful in maintaining its volatility target than it would have been if it had relied instead on an alternative measure of volatility, such as implied volatility. As a result, the Index may have lower participation in increases in the value of the Portfolio, and greater participation in declines in the value of the Portfolio, resulting in less favorable overall Index performance, than it would have had if another measure of volatility had been used.

▪	The Index may significantly underperform the S&P 500® Index, gold or both. It is important to understand that the Index provides exposure to the S&P 500® Index and gold that: (1) may be leveraged up to 500%, or alternatively may reflect less than 100% participation; (2) is reduced by an implicit financing cost; (3) will reflect a trend-based dynamic allocation between them that may result in lower performance than a fixed allocation to either or both of them; (4) may be subject to a decay effect; (5) is reduced by notional costs that will be greater the larger the adjustments of the exposure of the Index to each Underlying Futures Index; and (6) is reduced by a decrement of 6% per annum. As a result of these features, the Index may significantly underperform the S&P 500® Index, gold or both. The Index is likely to significantly underperform the S&P 500® Index, gold or both if it is not consistently successful in increasing exposure to the Portfolio in advance of increases in the value of the Portfolio and reducing exposure to the Portfolio in advance of declines, or if it is not consistently successful in allocating greater weight within the Portfolio to the Underlying Futures Index with the higher performance. The Index may significantly underperform the S&P 500® Index, gold or both even if it is consistently successful in these respects because of the implicit financing cost, the notional costs and the decrement, or because the reduced exposure the Index has to the Portfolio at a time of a decline may nevertheless reflect significantly greater than 100% participation in the decline of the Portfolio.

▪	The components of the Portfolio may offset each other, dampening Index performance. The Index tracks exposure to a Portfolio with two components – the Underlying Equity Futures Index and the Underlying Gold Futures Index. If at any time the Underlying Futures Indices move in different directions, the decline in one will offset, or may more than offset, the appreciation of the other. The impact of the offset (or more than offset) will be especially large if the decline occurs in the Underlying Futures Index with the larger weight allocation within the Portfolio. The Index may perform poorly if one Underlying Futures Index performs poorly, even if the other performs well, especially if the poorly performing Underlying Futures Index has a greater weight allocation within the Portfolio. As a result, the Index may perform more poorly than it would if it tracked only one Underlying Futures Index or the other.

▪	The Index is subject to risks related to the price of gold. The Portfolio will at all times have a significant allocation to the Underlying Gold Futures Index, the value of which will be driven principally by changes in the price of gold. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

▪	Legal and regulatory changes could adversely affect the performance of the Index. Futures contracts such as those tracked by the Underlying Futures Indices are subject to extensive statutes, regulations and margin requirements. The CFTC and the exchange on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, commodity futures exchanges have regulations designed to limit the amount of fluctuations in futures contract prices. These limits could adversely affect the market prices of the futures contracts tracked by the Underlying Futures Indices.

In addition, the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the performance of the Index of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the notes.  In October 2020, the CFTC adopted rules to establish revised or new limits on the size of the positions any person may hold in 25 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts, including gold futures contracts.  The limits apply to a person’s combined position in the specified 25 futures contracts and options on futures (“core referenced futures contracts”), futures and options on futures directly or indirectly linked to the core referenced futures contracts, and economically equivalent swaps. These rules came into effect on January 1, 2022 for covered futures and options on futures contracts and on January 1, 2023 for covered swaps.  The rules may reduce liquidity in the exchange-traded market for futures contracts on gold, which may, in turn, have an adverse effect on the performance of the Index.  Market participants may decide, or be required, to sell their positions in gold futures contracts as a result of these rules.  While the effects of these or other regulatory developments are difficult to predict, if broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of gold futures contracts and, therefore, the performance of the Index.

PS-12

Citigroup Global Markets Holdings Inc.

▪	Holders of the notes will not benefit from regulatory protections of the Commodity Futures Trading Commission. The notes are our direct obligations. The net proceeds to be received by us from the sale of the notes will not be used to purchase or sell gold for the benefit of the holders of notes. An investment in the notes does not constitute an investment in a commodity or commodity futures contract, and holders of the notes will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

▪	Distortions or disruptions of market trading in gold futures could adversely affect the value of and return on the notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the price of gold futures and, therefore, the performance of the Index. In addition, if a scheduled valuation date is not a scheduled trading day or a market disruption event occurs on that day, such valuation date will be subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement. If a market disruption event occurs on a valuation date and it is not postponed, the calculation agent will determine the closing value of the Index on such valuation date in its discretion. The calculation agent’s determination of the closing value of the Index in this circumstance may result in an unfavorable return on the notes.

▪	The Index has limited actual performance information. The Index launched on June 27, 2025. Accordingly, the Index has limited actual performance data. Because the Index is of recent origin with limited performance history, an investment linked to the Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance may have provided more reliable information on which to assess the validity of the Index’s methodology. However, any historical performance of the Index is not an indication of how the Index will perform in the future.

▪	Hypothetical back-tested Index performance information is subject to significant limitations. All information regarding the performance of the Index prior to June 27, 2025 is hypothetical and back-tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back-tested Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

o	The sponsor of the Index developed the rules of the Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period. The fact that the Index generally appreciated over any portion of the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology.

o	The hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested Index performance information are not necessarily representative of the market conditions that will exist in the future.

It is impossible to predict whether the Index will rise or fall. The actual future performance of the Index may bear no relation to the historical or hypothetical back-tested levels of the Index.

▪	An affiliate of ours participated in the development of the Index. CGMI worked with the sponsor of the Index in developing the guidelines and policies governing the composition and calculation of the Index, and in that role made judgments and determinations about the Index methodology. Although CGMI no longer has a role in making any judgments and determinations relating to the Index, the judgments and determinations previously made by CGMI could continue to have an impact, positive or negative, on the level of the Index and the value of your notes. CGMI was under no obligation to consider your interests as an investor in the notes in its role in developing the guidelines and policies governing the Index.

▪	Changes that affect the Index may affect the value of your notes. The sponsor of the Index may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the Index. We are not affiliated with the Index sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the Index and the value of and your return on the notes.

PS-13

Citigroup Global Markets Holdings Inc.

Additional Terms of the Notes

Market disruption events.  For purposes of determining whether a market disruption event occurs with respect to the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER, each reference to the “Underlying Index” in the section “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement in the definition of Market Disruption Event (and defined terms used in the definition of Market Disruption Event) shall be deemed replaced with a reference to the “Underlying Index, the S&P 500 Futures Excess Return Index, the S&P 500® Index or the S&P GSCI Gold ER”.  References in the section “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement to the securities comprising an Underlying Index (or any other index) shall be deemed to include futures contracts comprising an Underlying Index (or any other index).

Commodity hedging disruption event.  If, on any day during the term of the notes up to but excluding the final valuation date, the calculation agent determines that a commodity hedging disruption event has occurred, we will have the right, but not the obligation, to redeem the notes, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “early redemption notice date”) on a redemption date of our election that is no later than the 30th business day immediately following the early redemption notice date or earlier than the fifth business day following the early redemption notice date.  A commodity hedging disruption event need not be continuing on the early redemption notice date or on the redemption date.  The amount due and payable on the notes upon such redemption will be equal to the early redemption amount determined as of the early redemption valuation date.

A “commodity hedging disruption event” means any event or condition following which we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any security, option, future, derivative, currency, instrument, transaction, asset or arrangement that the calculation agent deems necessary to hedge the risk of entering into and performing our obligations with respect to the notes, whether in the aggregate on a portfolio basis or incrementally on a trade by trade basis (each a “hedge position”) or (ii) realize, recover or remit the proceeds of any such hedge position, in each case including (without limitation) if those hedge positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards that limit).

The “early redemption amount” will be the greater of (i) the fair value of the notes determined by the calculation agent as of the early redemption valuation date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining a secondary market bid price for the notes and similar instruments, taking into account the commodity hedging disruption event that has occurred, and (ii) the stated principal amount.  In determining the early redemption amount, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner.  The calculation agent may also take into account other facts, whether or not unique to us or our affiliates, in determining the early redemption amount so long as it is in good faith and commercially reasonable.  See “Summary Risk Factors—Risks relating to the notes—If a commodity hedging disruption event occurs during the term of the notes, we may redeem the notes early” in this pricing supplement.

The “early redemption valuation date” is the early redemption notice date.

Under the terms of the notes, the calculation agent will be required to exercise discretion under certain circumstances, including (i) determining whether a market disruption event or a commodity hedging disruption event has occurred; (ii) if a market disruption event occurs on a scheduled valuation date, determining whether to postpone the valuation date; (iii) if a market disruption event occurs on a valuation date and such valuation date is not postponed, determining the closing value of the underlying on that day; and (iv) if a commodity hedging disruption event occurs, determining the early redemption amount.  In exercising this discretion, the calculation agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our or our affiliates’ ability to adjust or unwind all or a material portion of any hedge with respect to the notes.

PS-14

Citigroup Global Markets Holdings Inc.

Information About the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER

For information about the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER, see Annex A to this pricing supplement.

Hypothetical Back-tested and Historical Performance Information

This section contains hypothetical back-tested performance information for the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER calculated by S&P Dow Jones Indices LLC.  All S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER performance information prior to June 27, 2025 is hypothetical and back-tested, as the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER did not exist prior to that date.  Hypothetical back-tested performance information is subject to significant limitations.  The sponsor of the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER developed the rules of the index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER to perform had it existed during the hypothetical back-tested period.  The fact that the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER appreciated at any time during the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the index methodology.  Furthermore, the hypothetical back-tested performance of the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER might look different if it covered a different historical period.  The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

It is impossible to predict whether the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER will rise or fall.  By providing the hypothetical back-tested and historical performance information below, we are not representing that the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER is likely to achieve gains or losses similar to those shown.  In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment.  One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance.  The actual future performance of the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER may bear no relation to its hypothetical back-tested or historical performance.

Historical Information

The closing value of the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER on September 24, 2025 was 3,051.12.  The graph below shows the hypothetical back-tested closing values of the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER for the period from January 2, 2015 to June 26, 2025, and historical closing values of the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER for the period from June 27, 2025 to September 24, 2025.  All data to the left of the vertical red line in the graph below are hypothetical and back-tested.  We obtained the closing values from Bloomberg L.P., without independent verification.  You should not take the hypothetical back-tested and historical values of the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER as an indication of future performance.

S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER – Hypothetical Back-Tested and Historical Closing Values January 2, 2015 to September 24, 2025

PS-15

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes.  Although it is not clear how the comparable yield should be determined for notes that may be automatically redeemed before maturity, our determination of the comparable yield is based on the maturity date.  We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.  Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes.  Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes.  Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of  %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $  at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $45.00 for each note sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $45.00 for each note they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if the notes are automatically redeemed prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2025 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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Annex A
Description of the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER

Overview

The S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER, which we refer to in this Annex as the “Index”, is calculated, maintained and published by S&P Dow Jones Indices LLC.  All information contained in this pricing supplement regarding the Index has been derived from information provided by S&P Dow Jones Indices LLC.  This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC.  S&P Dow Jones Indices LLC has no obligation to continue to publish, and may discontinue publication of, the Index.  The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only.  S&P Dow Jones Indices LLC is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.  The Index was first published on June 27, 2025, and therefore has a limited performance history.

The Index tracks exposure to a hypothetical portfolio (the “Portfolio”) consisting of an equity futures index and a gold futures index, where that exposure is adjusted daily in an attempt to achieve a volatility target, less certain notional costs and less a decrement of 6% per annum.  The Index has a volatility target of 35%, which it attempts to achieve by applying leverage to its exposure to the Portfolio (up to a maximum of 500%) when a measure of the historical realized volatility of the Portfolio is less than the volatility target, and by reducing its exposure to the Portfolio below 100% when the historical realized volatility of the Portfolio is greater than the volatility target.

The Portfolio is composed of the S&P 500 Futures Excess Return Index (the “Underlying Equity Futures Index”) and the S&P GSCI Gold ER (the “Underlying Gold Futures Index” and, together with the Underlying Equity Futures Index, the “Underlying Futures Indices”).  The allocation to each Underlying Futures Index within the Portfolio will be adjusted as frequently as daily based on a measure of the relative historical trend of each Underlying Futures Index.  If at any time the historical trend of each Underlying Futures Index is equal to the other, then each Underlying Futures Index will have a 50% allocation within the Portfolio.  If at any time, however, the historical trend of one Underlying Futures Index is higher than the other, then the Underlying Futures Index with the higher trend will have a greater allocation within the Portfolio than the other, subject to a maximum allocation of 70% and a minimum allocation of 30% for any Underlying Futures Index.  The allocations of the Underlying Futures Indices within the Portfolio always sum to 100%.

The Underlying Equity Futures Index tracks the performance of a hypothetical investment, rolled quarterly, in futures contracts on the S&P 500® Index.  The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity market.  For more information about the Underlying Equity Futures Index, see Annex B to this pricing supplement.

The Underlying Gold Futures Index tracks the performance of a hypothetical investment, rolled monthly, in gold futures contracts.  For more information about the Underlying Gold Futures Index, see Annex C to this pricing supplement.

Because each Underlying Futures Index tracks a hypothetical investment in futures contracts on its reference equity index or commodity (its “reference asset”), it is expected to reflect the performance of its reference asset less an implicit financing cost, as described in more detail in Annex B and Annex C.

The Index methodology is premised on the following key assumptions: (1) that there will be an inverse relationship between performance and volatility, so that the value of the Portfolio will tend to increase in times of lower volatility and decline in times of higher volatility; (2) that the historical realized volatility of the Portfolio, as measured for purposes of the Index, will be an effective predictor of future volatility of the Portfolio; (3) that a Portfolio composed of both Underlying Futures Indices, where the allocation to each Underlying Futures Index within the Portfolio is adjusted daily according to the rules described in this section, has the potential to outperform either Underlying Futures Index individually; (4) that the historical trend of each Underlying Futures Index, as measured for purposes of the Index, will be an effective predictor of the future performance of each Underlying Futures Index; and (5) that 35% will be an effective level of volatility at which to draw the line between leveraged exposure and deleveraged exposure to the Portfolio.  If these assumptions prove to be consistently correct, then the Index has the potential to outperform a fixed allocation to either or both Underlying Futures Indices by participating in Portfolio increases on a leveraged basis and declines on a deleveraged basis, and/or by optimizing weights within the Portfolio by allocating greater exposure to the higher performing Underlying Futures Index.  There is no guarantee, however, that these assumptions will be proven correct over any given time period.  If any of these assumptions does not prove to be consistently correct, then the Index may perform poorly as a result of having highly leveraged exposure to the Portfolio at a time of declines, having reduced exposure to the Portfolio at a time of increases and/or by allocating weights to each Underlying Futures Index within the Portfolio in a suboptimal manner.

If the Index is not consistently successful in increasing exposure to the Portfolio in advance of increases in the value of the Portfolio and reducing exposure to the Portfolio in advance of declines, then the Index is also expected to be subject to a “decay” effect, which will exacerbate the decline in the Index that results from having highly leveraged exposure to declines in the Portfolio.  The decay effect would result from the fact that the Index resets its leveraged exposure to the Portfolio on a daily basis (as described in more detail below), and would manifest any time the Portfolio moves in one direction one day and another direction the next.  The decay effect would result because resetting leverage after an increase but in advance of a decline would cause the Index to have increased exposure to that decline, and resetting leverage following a decline but in advance of an increase would cause the Index to have decreased exposure to that increase.  The more this fact pattern repeats, the lower the performance of the Index would be relative to the performance of a fixed allocation to either or both of the Underlying Futures Indices.

It is important to understand that the Index provides exposure to the S&P 500® Index and gold that:

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1.	may be leveraged up to 500%, or alternatively may reflect less than 100% participation;

2.	is reduced by an implicit financing cost;

3.	will reflect a trend-based dynamic allocation between them that may result in lower performance than a fixed allocation to either or both of them;

4.	may be subject to a decay effect;

5.	is reduced by notional costs that will be greater the larger the adjustments of the exposure of the Index to each Underlying Futures Index; and

6.	is reduced by a decrement of 6% per annum.

As a result of these features, the Index may significantly underperform the S&P 500® Index, gold or both.  The Index is likely to significantly underperform the S&P 500® Index, gold or both if it is not consistently successful in increasing exposure to the Portfolio in advance of increases in the value of the Portfolio and reducing exposure to the Portfolio in advance of declines, or if it is not consistently successful in allocating greater weight within the Portfolio to the Underlying Futures Index with the higher performance.  The Index may significantly underperform the S&P 500® Index, gold or both even if it is consistently successful in these respects because of the implicit financing cost, the notional costs and the decrement, or because the reduced exposure the Index has to the Portfolio at a time of a decline may nevertheless reflect significantly greater than 100% participation in the decline of the Portfolio.

Certain features of the Index – including the fact that it references the Underlying Futures Indices, and not the S&P 500® Index or gold directly, and the deduction of notional costs and the decrement of 6% per annum – are designed to reduce the cost to us and our affiliates of hedging transactions that we intend to enter into in connection with the notes as compared to an otherwise comparable index without these features.  These features will reduce the performance of the Index as compared to an otherwise comparable index without these features.  The reduced cost of hedging may make it possible for certain terms of the notes to be more favorable to you than would otherwise be the case.  However, there can be no assurance that these more favorable terms will offset the negative effects of these features on the performance of the Index, and your return on the notes may ultimately be less favorable than it would have been without these more favorable terms but with an index that does not contain these features.

The Index is reported by Bloomberg L.P. under the ticker symbol SPXGT356.”  The Index is calculated daily on each day when the futures contracts underlying the Underlying Futures Indices are trading during their regular trading sessions, which we refer to as an “index business day”.

There are no actual assets to which any investor is entitled by virtue of an investment linked to the Index.  The Index is merely a mathematical calculation that is performed in accordance with the methodology described in this section.

This description of the Index is only a summary of the rules by which the Index is calculated.  You should understand that this summary is more general than the precise mathematical formulations used to calculate the Index.  The mathematical calculation of the Index is described in the Index rules, which are maintained and subject to change by S&P Dow Jones Indices LLC.  The Index will be governed by and calculated in accordance with the mathematical and other terms set forth in the Index rules, and not this description of the Index.  If this description of the Index conflicts with the Index rules, the Index rules control.

Citigroup Global Markets Inc. (“CGMI”) worked with the sponsor of the Index in developing the guidelines and policies governing the composition and calculation of the Index, and in that role made judgments and determinations about the Index methodology.  Although CGMI no longer has a role in making any judgments and determinations relating to the Index, the judgments and determinations previously made by CGMI could continue to have an impact, positive or negative, on the level of the Index and the value of your securities.  CGMI was under no obligation to consider your interests as an investor in the notes in its role in developing the guidelines and policies governing the Index.

Volatility Targeting

The Index seeks to reflect exposure to the Portfolio while maintaining an Index volatility at its volatility target of 35%.  Volatility is a statistical measure of the magnitude and frequency of changes in value.  Higher volatility means greater and more frequent changes in value, and vice versa.  The Index seeks to maintain its volatility target through daily adjustments in the degree of exposure that the Index has to the Portfolio from the current index business day to the next, which we refer to as the “leverage” of the Index.

On each index business day, the Index implements its leverage with respect to the performance of the Portfolio over the next index business day based on a measure of the historical realized volatility of the Portfolio as observed on the immediately preceding index business day (the “leverage determination date”).  The leverage of the Index that is implemented on each index business day will be equal to (a) the Index’s volatility target of 35% divided by (b) the historical realized volatility of the Portfolio as observed on the related leverage determination date, subject to a maximum leverage of 500% and subject to a maximum daily weight change of 25%.  Because of the maximum daily weight change, the change in the aggregate exposure of the Index to a given Underlying Futures Index cannot exceed 25% of the value of the Index from one index business day to the next.

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For example, if the historical realized volatility of the Portfolio were 17.5% on the leverage determination date for a given index business day, the Index would reflect 200% leverage with respect to the performance of the Portfolio over that index business day (calculated as the volatility target of 35% divided by the historical realized volatility of 17.5%).  If the Index were to have 200% leverage with respect to the performance of the Portfolio over a given index business day, that would mean that the change in value of the Index would be 200% of the return of the Portfolio from the close of the prior index business day to the close of the current index business day, whether positive or negative, before giving effect to the notional costs and the decrement.  Accordingly, if the return of the Portfolio were -2.5% over that period, the change in value of the Index would be -5% over that same period, before giving effect to the notional costs and the decrement.

As an alternative example, if the historical realized volatility of the Portfolio on the leverage determination date for a given index business day were 43.75%, the Index would reflect 80% leverage with respect to the performance of the Portfolio over that index business day (calculated as the volatility target of 35% divided by the implied volatility of 43.75%).  In this circumstance, the change in value of the Index from the close of the prior index business day to the close of the current index business day would be 80% of the return of the Portfolio over that period, whether positive or negative, before giving effect to the notional costs and the decrement.  Accordingly, if the return of the Portfolio were 2.5% over that period, the change in value of the Index would be 2.0% over that same period, before giving effect to the notional costs and the decrement.  At any time when the Index has less than 100% leverage with respect to the Portfolio, a portion of the Index corresponding to the difference may be thought of as effectively uninvested, and no interest or other return will accrue on that portion.

The examples in the two preceding paragraphs assume that the maximum daily weight change is not exceeded.

Calculating Historical Realized Volatility

The Index measures the historical realized volatility of the Portfolio on each leverage determination date as the lesser of a shorter-term and a longer-term measure of the historical realized volatility of the Portfolio.

The shorter-term measure of historical realized volatility is calculated on a given leverage determination date based on what the daily returns of the current Portfolio (with allocations determined on the current leverage determination date) would have been over the historical period up to and including that leverage determination date, determined on an exponentially weighted basis with a decay factor equal to approximately 93.3033%.  The longer-term measure of historical realized volatility is calculated in the same way, but with a decay factor equal to approximately 96.5936%.

Calculating historical realized volatility on an exponentially weighted basis is a way of calculating historical volatility that gives the most weight to the most recent daily return, and progressively less weight to older returns.

The steepness by which the weight given to more distant daily returns declines from the weight given to more recent daily returns is determined by a parameter called a decay factor.  The smaller decay factor results in greater weight to more recent data and lesser weight to more distant data than the larger decay factor.  For this reason, we refer to the historical realized volatility measure that uses the smaller decay factor as the shorter-term measure of historical realized volatility, and to the historical realized volatility measure that uses the larger decay factor as the longer-term measure of historical realized volatility.

With a decay factor of approximately 93.3033%, the shorter-term measure of historical realized volatility assigns a weight of approximately 6.6967% (100% minus the decay factor) to the most recent daily return of the Portfolio. The next most recent daily return has a weight equal to approximately 93.3033% of approximately 6.6967%, which is approximately 6.2482%. The next most recent daily return after that has a weight equal to approximately 93.3033% of approximately 6.2482%, which is approximately 5.8298%, and so on.  The daily return on each index business day has a weight equal to approximately 93.3033% of the weight given to the daily return that is one index business day more recent.  The 10 most recent daily returns account for 50% of the weight of the shorter-term historical realized volatility measure.

With a decay factor of approximately 96.5936%, the longer-term measure of historical realized volatility assigns a weight of approximately 3.4064% to the most recent daily return of the Portfolio.  The next most recent daily return has a weight equal to approximately 96.5936% of approximately 3.4064%, which is approximately 3.2903%. The next most recent daily return after that has a weight equal to approximately 96.5936% of approximately 3.2903%, which is approximately 3.1783%, and so on.  The daily return on each index business day has a weight equal to approximately 96.5936% of the weight given to the daily return that is one index business day more recent.  The 10 most recent daily returns account for approximately 29% of the weight of the longer-term historical realized volatility measure.  As a result, older daily returns have a greater effect on the longer-term historical realized volatility measure than they do on the shorter-term historical realized volatility measure.

We refer to the historical realized volatility measure with a decay factor of approximately 93.3033% as a “shorter-term” measure of historical realized volatility because more recent daily returns account for a significantly greater portion of the shorter-term measure than for the historical realized volatility measure with a decay factor of approximately 96.5936%.  We refer to the historical realized volatility measure with a decay factor of approximately 96.5936% as a “longer-term” measure of volatility because older daily returns have a greater effect on the longer-term historical realized volatility measure than they do for the historical realized volatility measure with a decay factor of approximately 93.3033%.

Determining Allocations within the Portfolio

The Index determines the allocation of weight to each Underlying Futures Index within the Portfolio on each leverage determination date based on a trend signal (the “Trend Signal”) calculated on that date.  The Trend Signal calculated on each leverage determination date is a number between 0 and 1 that will indicate how the historical trend of the Underlying Equity Futures Index on that date compares to the historical trend of the Underlying Gold Futures Index on that date.  A Trend Signal of approximately 0 would indicate that the historical trend of the Underlying Equity Futures Index is greater than that of the Underlying Gold Futures Index by roughly 10% or more; a Trend Signal of approximately 1 would indicate

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that the historical trend of the Underlying Gold Futures Index is greater than that of the Underlying Equity Futures Index by roughly 10% or more; and a Trend Signal of 0.5 would indicate that the historical trend of the Underlying Equity Futures Index is equal to that of the Underlying Gold Futures Index.

The allocation of weight to each Underlying Futures Index within the Portfolio will be determined on each leverage determination date as follows:

Weight of the Underlying Equity Futures Index = 70% - (40% × Trend Signal)

Weight of the Underlying Gold Futures Index = 30% + (40% × Trend Signal)

The table below illustrates what the weight of each Underlying Futures Index would be for a range of hypothetical Trend Signals:

Trend Signal	Weight of Underlying Equity Futures Index	Weight of Underlying Gold Futures Index
0	70.0%	30.0%
0.1	66.0%	34.0%
0.2	62.0%	38.0%
0.3	58.0%	42.0%
0.4	54.0%	46.0%
0.5	50.0%	50.0%
0.6	46.0%	54.0%
0.7	42.0%	58.0%
0.8	38.0%	62.0%
0.9	34.0%	66.0%
1	30.0%	70.0%

As the table illustrates, the maximum weight allocation for each Underlying Futures Index within the Portfolio is 70%, and the minimum weight is 30%.  The Underlying Equity Futures Index would have its maximum weight allocation when the Trend Signal is 0, and the Underlying Gold Futures Index would have its maximum weight allocation when the Trend Signal is 1.  A Trend Signal of less than 0.5 will result in a greater weight allocation to the Underlying Equity Futures Index than to the Underlying Gold Futures Index, and a Trend Signal of greater than 0.5 will result in a greater weight allocation to the Underlying Gold Futures Index than to the Underlying Equity Futures Index.

The weight allocations to each Underlying Futures Index within the Portfolio that are determined on a given leverage determination date are given effect in the Index on the immediately succeeding index business day.

Determining the Historical Trend of each Underlying Futures Index

The historical trend of an Underlying Futures Index on a given leverage determination date is determined by, first, calculating the percentile rank of the closing value of that Underlying Futures Index on that date as compared to its closing value over the preceding year and, second, calculating a smoothed version of the percentile rank by incorporating that day’s percentile rank into an exponentially weighted moving average of the percentile rank calculation for the preceding index business days.

The percentile rank for an Underlying Futures Index on any leverage determination date is the percentage of closing values of that Underlying Futures Index over the preceding year that are less than the closing value on that leverage determination date.  For example, if the closing value of an Underlying Futures Index on a given leverage determination date were higher than all of the closing values of that Underlying Futures Index over the preceding year, the percentile rank would be 100%; if the closing value on that leverage determination date were lower than all of the closing values over the preceding year, the percentile rank would be approximately 0%; and if the closing value on that leverage determination date were greater 50% of the closing values over the preceding year, the percentile rank would be 50%.

The Index interprets a relatively high percentile rank as indicating an upward trend, and vice versa.  It is important to understand, however, that because the percentile rank is based on a comparison to closing values over the preceding year, it is possible for a given Underlying Futures Index to have a relatively high percentile rank even if its most recent trend is sharply downward, and vice versa.

After the Index has calculated the percentile rank for each Underlying Futures Index for a given leverage determination date, the Index incorporates that day’s percentile rank into an exponentially weighted moving average of the percentile rank calculation for that Underlying Futures Index for that day and all previous index business days.  An exponentially weighted moving average is an average that gives the most weight to the percentile rank determined on the most recent date and progressively less weight to older dates.

The steepness by which the weight given to older dates declines from the weight given to more recent dates is determined by a parameter called a decay factor.  The decay factor used in the historical trend calculation is 90%.  With a decay factor of 90%, the historical trend measure assigns a weight of 10% (100% minus the decay factor) to the most recent date.  The next most recent date has a weight equal to 90% of 10%, which is 9%.  The next most recent date after that has a weight equal to 90% of 9%, which is 8.1%, and so on.  Each date has a weight equal to 90% of the weight given to the next most recent date.  The 10 most recent dates account for approximately 65% of the weight of the historical trend measure.

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Determining the Relative Historical Trend

Once the historical trend has been calculated, the Index calculates the relative historical trend as the historical trend of the Underlying Equity Futures Index minus the historical trend of the Underlying Gold Futures Index.  For example, if the historical trend of the Underlying Equity Futures Index were 50% and the historical trend of the Underlying Gold Futures Index were 40%, then the relative historical trend would be 10% (50% minus 40%).  Alternatively, if the historical trend of the Underlying Equity Futures Index were 0% and the historical trend of the Underlying Gold Futures Index were 100%, the relative historical trend would be -100% (0% minus 100%).

Calculating the Trend Signal

The Index then converts the relative historical trend into a Trend Signal based on the following formula:

The chart below illustrates what the Trend Signal would be for a range of relative historical trends from -20% to 20%.  As depicted by the chart, the Trend Signal will be very close to 1 when the relative historical performance is -10% or lower – i.e., when the historical trend of the Underlying Gold Futures Index exceeds that of the Underlying Equity Futures Index by 10% or more – and very close to 0 when the relative historical performance is 10% or more – i.e., when the historical trend of the Underlying Equity Futures Index exceeds that of the Underlying Gold Futures Index by 10% or more.  If the historical trend of the Underlying Equity Futures Index were the same as that of the Underlying Gold Futures Index, resulting in a relative historical trend of 0, then the Trend Signal would be 0.5.

Illustrative Table and Scenarios

The table below indicates what the Trend Signal and weight allocation for each Underlying Futures Index within the Portfolio would be for various hypothetical combinations of the historical trend of the Underlying Equity Futures Index and the historical trend of the Underlying Gold Futures Index.  The table below does not indicate all possible outcomes.  Trend Signal figures in the table below have been rounded to the fifth decimal place.

Historical Trend of Underlying Equity Futures Index	Historical Trend of Underlying Gold Futures Index	Relative Historical Trend	Trend Signal	Weight of Underlying Equity Futures Index	Weight of Underlying Gold Futures Index
100%	100%	0%	0.50000	50.0%	50.0%
100%	80%	20%	0.00005	70.0%	30.0%
100%	52%	48%	0.00000	70.0%	30.0%
100%	24%	76%	0.00000	70.0%	30.0%
100%	0%	100%	0.00000	70.0%	30.0%
75%	100%	-25%	1.00000	30.0%	70.0%
75%	80%	-5%	0.92414	33.0%	67.0%
75%	52%	23%	0.00001	70.0%	30.0%
75%	24%	51%	0.00000	70.0%	30.0%
75%	0%	75%	0.00000	70.0%	30.0%
50%	100%	-50%	1.00000	30.0%	70.0%
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Citigroup Global Markets Holdings Inc.

50%	80%	-30%	1.00000	30.0%	70.0%
50%	52%	-2%	0.73106	40.8%	59.2%
50%	24%	26%	0.00000	70.0%	30.0%
50%	0%	50%	0.00000	70.0%	30.0%
25%	100%	-75%	1.00000	30.0%	70.0%
25%	80%	-55%	1.00000	30.0%	70.0%
25%	52%	-27%	1.00000	30.0%	70.0%
25%	24%	1%	0.37754	54.9%	45.1%
25%	0%	25%	0.00000	70.0%	30.0%
0%	100%	-100%	1.00000	30.0%	70.0%
0%	80%	-80%	1.00000	30.0%	70.0%
0%	52%	-52%	1.00000	30.0%	70.0%
0%	24%	-24%	0.99999	30.0%	70.0%
0%	0%	0%	0.50000	50.0%	50.0%

The table below illustrates how the weight allocation for each Underlying Futures Index would be determined in four hypothetical scenarios.  The scenarios illustrated below are not meant to be exhaustive and are not a prediction of actual conditions that may exist at any time.  Trend Signal figures in the table below have been rounded to the fifth decimal place.

	Scenario 1	Scenario 2	Scenario 3	Scenario 4
	Strong bullish trend for equity, bearish trend for gold	Bearish trend for equity, bullish trend for gold	Bullish trend for both, mildly stronger for equity	Bearish trend for both, mildly stronger for gold
Historical trend of Underlying Equity Futures Index	90%	20%	65%	30%
Historical trend of Underlying Gold Futures Index	10%	80%	60%	32%
Relative Historical Trend	80%	-60%	5%	-2%
Trend Signal	0.00000	1.00000	0.07586	0.73106
Weight of Underlying Equity Futures Index	70.0%	30.0%	67.0%	40.8%
Weight of Underlying Gold Futures Index	30.0%	70.0%	33.0%	59.2%

Notional Costs

Two types of notional costs are deducted from the performance of the Index:

•	Notional transaction costs. Notional transaction costs are deducted each time there is a change in the exposure of the Index to the Underlying Futures Indices. Changes in the exposure may occur daily. The amount of the notional transaction costs deducted at the time of a change in exposure will be equal to (a) 0.02% times (b) the portion of the Index’s value corresponding to the change in the exposure.

Given the maximum daily weight change of 25%, the maximum notional transaction cost on a given day is 0.005% of the value of the Index on that day (before giving effect to the notional replication cost and decrement).  If that were calculated on an annualized basis, and if we assume a constant Index value over the course of a year, the maximum aggregate notional transaction cost would be 1.26% of the value of the Index (before giving effect to the notional replication cost and decrement).  That amount could be higher in any given annual period if the Index value were higher during that annual period.

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Citigroup Global Markets Holdings Inc.

•	Notional replication costs. Notional replication costs are deducted on a daily basis from the level of the Index (before giving effect to the notional transaction costs and decrement) at a rate of 0.12% per annum, applied against the aggregate amount of exposure that the Index has to the Portfolio. If, for example, the Index were to have 500% leverage to the Portfolio over any given period, then the notional replication costs would reduce the level of the Index (before giving effect to the notional transaction costs and decrement) at a rate of 0.60% per annum (0.12% times 500%) over that period.

The notional costs may be more or less than the actual costs our hedging counterparty may incur in connection with hedging the notes.  To the extent they are more than such actual costs, the notional costs would represent profit to our hedging counterparty, which is an affiliate of ours.

The notional costs will be a significant drag on the performance of the Index.

Decrement

The Index is a decrement index, which means that the value of the Index will be reduced at a rate of 6% per annum.  The decrement will be a significant drag on the performance of the Index.

Comparison of Hypothetical Back-Tested and Historical S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER Performance Against Historical S&P 500® Index/Gold Performance

The following graphs set forth a comparison of the hypothetical back-tested and historical performance of the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER against the historical performance of a hypothetical fixed portfolio with a 50% allocation to the S&P 500® Index and a 50% allocation to the spot price of gold.  The first graph shows comparative performance data for the period from January 2, 2015 through September 24, 2025, each normalized to have a closing value of 100.00 on January 2, 2015 to facilitate a comparison.  The second graph shows comparative performance data for the period from January 3, 2022 through September 24, 2025, each normalized to have a closing value of 100.00 on January 3, 2022 to facilitate a comparison.  The performance of the S&P 500® Index reflected below is its price return performance – i.e., its performance without reflecting dividends. The total return performance of the S&P 500® Index (i.e., its performance reflecting dividends) would be greater than the price return performance reflected below.

All S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER performance information prior to June 27, 2025 is hypothetical and back-tested, as the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER did not exist prior to that date.  Hypothetical back-tested performance information is subject to the significant limitations described above under “Information About the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER”.

In the graphs below, references to “SPXGT356” are to the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER and references to “SPX/Gold” are to a hypothetical fixed portfolio with a 50% allocation to the S&P 500® Index and a 50% allocation to the spot price of gold.

January 2, 2015 to September 24, 2025

PS-24

Citigroup Global Markets Holdings Inc.

January 3, 2022 to September 24, 2025

PAST PERFORMANCE OF THE S&P 500/GOLD FUTURES DUAL ASSET TREND 35% VT TCA 6% DECREMENT INDEX (USD) ER AND RELATIVE PERFORMANCE BETWEEN THE S&P 500/GOLD FUTURES DUAL ASSET TREND 35% VT TCA 6% DECREMENT INDEX (USD) ER AND THE HYPOTHETICAL FIXED PORTFOLIO DEPICTED ABOVE ARE NOT INDICATIVE OF FUTURE PERFORMANCE

Using the hypothetical back-tested and historical performance information from the graphs above, the table below shows the annualized (annually compounded) performance of the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER as compared to a hypothetical fixed portfolio with a 50% allocation to the S&P 500® Index and a 50% allocation to the spot price of gold for the last year, the last three years and the last five years, each as of September 24, 2025.

	S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER	SPX/Gold
Last 1 Year	49.59%	28.27%
Last 3 Years	47.14%	26.76%
Last 5 Years	22.37%	15.17%

The table below indicates the negative impact of the notional costs on the performance of the S&P 500/Gold Futures Dual Asset Trend 35% VT TCA 6% Decrement Index (USD) ER based on the hypothetical back-tested and historical information from the graphs above.  In the future, the negative impact of these notional costs may be greater, and perhaps significantly greater, than the values set forth below.

	Average per annum	Maximum amount over any annual period
Notional costs	1.11%	2.25%

License Agreement

S&P Dow Jones Indices LLC (“S&P Dow Jones”) and Citigroup Global Markets Inc. have entered into an exclusive license agreement providing for the license to Citigroup Inc. and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the notes. “Standard & Poor’s” and “S&P” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). “Dow Jones” is a registered trademark of Dow Jones Trademark Holdings, LLC (“Dow Jones”). Trademarks have been licensed to S&P Dow Jones and have been licensed for use by Citigroup Inc. and its affiliates.

The license agreement between S&P Dow Jones and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement:

“The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones, Dow Jones, S&P or their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. S&P Dow Jones Indices’ only relationship to Citigroup Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P Dow Jones Indices and of the Index, which is determined, composed and calculated by S&P Dow Jones Indices without regard to Citigroup Inc., its affiliates or the notes. S&P Dow Jones Indices have no obligation to take the needs of Citigroup Inc., its

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Citigroup Global Markets Holdings Inc.

affiliates or the holders of the notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P DOW JONES INDICES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P DOW JONES INDICES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P DOW JONES INDICES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND CITIGROUP INC.”

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Citigroup Global Markets Holdings Inc.

Annex B
Description of the S&P 500 Futures Excess Return Index

We have derived all information contained in this pricing supplement regarding the S&P 500 Futures Excess Return Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. The S&P 500 Futures Excess Return Index was developed by Standard & Poor’s Financial Services LLC (“S&P”) and is calculated, maintained and published by S&P Dow Jones Indices LLC.  S&P Dow Jones Indices LLC has no obligation to continue to publish, and may discontinue the publication of, the S&P 500 Futures Excess Return Index.

The S&P 500 Futures Excess Return Index tracks futures contracts on the S&P 500® Index.  The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”  The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity market.  For more information about the S&P 500® Index, see “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement.  We refer to the S&P 500® Index as the “reference index” for the S&P 500 Futures Excess Return Index.

The S&P 500 Futures Excess Return Index is a futures-based index.  As a futures-based index, it is expected to reflect not only the performance of its reference index (the S&P 500® Index), but also the implicit cost of a financed position in that reference index.  The cost of this financed position will adversely affect the value of the S&P 500 Futures Excess Return Index.  Any increase in market interest rates will be expected to further increase this implicit financing cost and will increase the negative effect on the performance of the S&P 500 Futures Excess Return Index.  Because of this implicit financing cost, the S&P 500 Futures Excess Return Index is expected to underperform the total return performance of the S&P 500® Index.

The S&P 500 Futures Excess Return Index launch date was August 2, 2010, and it is reported by Bloomberg L.P. under the ticker symbol “SPXFP.”

Index Calculation

The S&P 500 Futures Excess Return Index tracks the performance of a hypothetical position, rolled quarterly, in the nearest-to-expiration E-mini S&P 500 futures contract.  Constructed from E-mini S&P 500 futures contracts, the S&P 500 Futures Excess Return Index includes provisions for the replacement of the current E-mini S&P 500 futures contract in the S&P 500 Futures Excess Return Index as such futures contract approaches expiration (also referred to as “rolling”).  This replacement occurs over a one-day rolling period every quarter, which is five days prior to the last trade date of the futures contract.

The S&P 500 Futures Excess Return Index is calculated from the price change of the underlying E-mini S&P 500 futures contract. On any trading date, t, the value of the S&P 500 Futures Excess Return Index is calculated as follows:

Where:

=	The value of the S&P 500 Futures Excess Return Index on the current day, t
=	The value of the S&P 500 Futures Excess Return Index on the preceding day on which the S&P 500 Futures Excess Return Index was calculated, t-1
=	The Contract Daily Return from day t-1 to day t, defined as:
=	The daily contract reference price of the futures contract, which is the official closing price, as designated by the exchange

Market disruptions are situations where the exchange has failed to open so that no trading is possible due to unforeseen events, such as computer or electric power failures, weather conditions or other events.  If any such event happens on the roll date, the roll will take place on the next business day on which no market disruptions exist.

The S&P 500 Futures Excess Return Index is an excess return index, which in this context means that its performance will be based solely on changes in the settlement price of its underlying futures contract.  An excess return index is distinct from a total return index, which, in addition to changes in the settlement price of the underlying futures contract, would reflect interest on a hypothetical cash position collateralizing that futures contract.

E-mini S&P 500 futures contracts

E-mini S&P 500 futures contracts were introduced in 1997 and are traded on the Chicago Mercantile Exchange under the ticker symbol “ES.”  The Chicago Mercantile Exchange trades E-mini S&P 500 futures contracts with expiration dates in March, June, September and December of each year.

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Citigroup Global Markets Holdings Inc.

E-mini S&P 500 futures contracts differ from the futures contracts described below under “—Futures Contracts Generally” in that E-mini S&P 500 futures contracts are cash settled only, meaning that the 500 stocks composing the S&P 500® Index are not actually delivered upon settlement of the futures contract.  Therefore, the E-mini S&P 500 futures contracts are not contracts to actually buy and sell the stocks in the S&P 500® Index.  In all other relevant respects, however – including daily “mark to market” and realization of gains or losses based on the difference between the current settlement price and the initial futures price – the E-mini S&P 500 futures contracts are similar to those described below under “—Futures Contracts Generally.”

Futures Contracts Generally

Generally speaking, a futures contract is an agreement to buy or sell an underlying asset on a future expiration date at a price that is agreed upon today.  If the underlying asset is worth more on the expiration date than the price specified in the futures contract, then the purchaser of that contract will achieve a gain on that contract, and if it is worth less, the purchaser will incur a loss.

For example, suppose that a futures contract entered into in January calls for the purchaser to buy the underlying asset in April at a price of $1,000. If the underlying asset is worth $1,200 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth $1,200, achieving a $200 gain.  Conversely, if the underlying asset is worth $800 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth only $800, incurring a $200 loss.

The gain or loss to the purchaser of this futures contract is different from the gain or loss that could have been achieved by the direct purchase of the underlying asset in January and the sale of that underlying asset in April.  This is because a futures contract is a “leveraged” way to invest in the underlying asset.  In other words, purchasing a futures contract is similar to borrowing money to buy the underlying asset, in that (i) it enables an investor to gain exposure to the underlying asset without having to pay the full cost of it up front and (ii) it entails a financing cost.

This financing cost is implicit in the difference between the spot price of the underlying asset and the futures price.  A “futures price” is the price at which market participants may agree today to buy or sell the underlying asset in the future, and the “spot price” is the current price of the underlying asset for immediate delivery.  The futures price is determined by market supply and demand and is independent of the spot price, but it is nevertheless generally expected that the futures price will be related to the spot price in a way that reflects a financing cost (because if it did not do so there would be an opportunity for traders to make sure profits, known as “arbitrage”).  For example, if January’s futures price is $1,000, January’s spot price may be $975. If the underlying asset is worth $1,200 in April, the gain on the futures contract would be $200 ($1,200 minus $1,000), while the gain on a direct investment made at the January spot price would have been $225 ($1,200 minus $975).  The lower return on the futures contract as compared to the direct investment reflects this implicit financing cost.  Because of this financing cost, it is possible for a purchaser to incur a loss on a futures contract even if the spot price of the underlying asset increases over the term of the futures contract.  The amount of this financing cost is expected to increase as general market interest rates increase.

Futures contracts are standardized instruments that are traded on an exchange.  On each trading day, the exchange determines a settlement price (which may also be referred to as a closing price) for that futures contract based on the futures prices at which market participants entered into that futures contract on that day.  Open positions in futures contracts are “marked to market” and margin is required to be posted on each trading day.  This means that, on each trading day, the current settlement price for a futures contract is compared to the futures price at which the purchaser entered into that futures contract. If the current settlement price has decreased from the initial futures price, then the purchaser will be required to deposit the decrease in value of that futures contract into an account.  Conversely, if the current settlement price has increased, the purchaser will receive that cash value in its account.  Accordingly, gains or losses on a futures contract are effectively realized on a daily basis up until the point when the position in that futures contract is closed out.

Because futures contracts have expiration dates, one futures contract must be rolled into another if there is a desire to maintain a continuous position in futures contracts on (rather than take delivery of) a particular underlying asset.  This is typically achieved by closing out the position in the existing futures contract as its expiration date approaches and simultaneously entering into a new futures contract (at a new futures price based on the futures price then prevailing) with a later expiration date.

Comparison of Historical S&P 500 Futures Excess Return Index Performance Against Historical S&P 500® Index Performance

To illustrate the historical impact of the implicit financing cost on the performance of the S&P 500 Futures Excess Return Index, the following graph sets forth a comparison of the historical performance of the S&P 500 Futures Excess Return Index against the historical performance of the S&P 500® Index from January 2, 2015 through September 24, 2025, each normalized to have a closing value of 100.00 on January 2, 2015 to facilitate a comparison.  The performance of the S&P 500® Index shown below is its price return performance – i.e., its performance without reflecting dividends.  The total return performance of the S&P 500® Index (i.e., its performance reflecting dividends) would be greater than the price return performance shown below.

In the graph below, references to “SPXFP” are to the S&P 500 Futures Excess Return Index and references to “SPX” are to the S&P 500® Index.

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Citigroup Global Markets Holdings Inc.

PAST PERFORMANCE OF THE S&P 500 FUTURES EXCESS RETURN INDEX AND RELATIVE PERFORMANCE BETWEEN THE S&P 500 FUTURES EXCESS RETURN INDEX AND THE S&P 500® INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

Using the historical performance information from the graph above, the table below shows the annualized (annually compounded) performance of the S&P 500 Futures Excess Return Index as compared to the S&P 500® Index for the last year, the last three years and the last five years, each as of September 24, 2025.

	S&P 500 Futures Excess Return Index	S&P 500® Index
Last 1 Year	11.22%	15.79%
Last 3 Years	16.83%	21.54%
Last 5 Years	12.99%	15.37%
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Citigroup Global Markets Holdings Inc.

Annex C
Description of the S&P GSCI Gold ER

We have derived all information contained in this pricing supplement regarding the S&P GSCI Gold ER, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. The S&P GSCI Gold ER is calculated, maintained and published by S&P Dow Jones Indices LLC.  S&P Dow Jones Indices LLC has no obligation to continue to publish, and may discontinue the publication of, the S&P GSCI Gold ER.

The S&P GSCI Gold ER tracks futures contracts on gold.  The S&P GSCI Gold ER is a single-commodity sub-index of the S&P GSCI Index, which is an index on a world production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  For more information about the S&P GSCI Index, see “Commodity Index Descriptions—The S&P GSCI Indices” in the accompanying underlying supplement.  The methodology for calculating the S&P GSCI Index is also used to calculate the S&P GSCI Gold ER (albeit only with respect to gold futures rather than the basket of commodities that make up the S&P GSCI Index).  We refer to gold as the “reference asset” for the S&P GSCI Gold ER.

The futures contracts tracked by the S&P GSCI Gold ER are traded on the Commodity Exchange, also known as the COMEX, operated by the CME Group.

The S&P GSCI Gold ER is a futures-based index.  As a futures-based index, it is expected to reflect not only the performance of its reference asset (gold), but also the implicit cost of a financed position in that reference asset.  In the case of a physical commodity like gold, the implicit financing cost is expected to include the cost of storing the commodity over the term of the futures contract.  The cost of this financed position will adversely affect the value of the S&P GSCI Gold ER.  Any increase in market interest rates or storage costs will be expected to further increase this implicit financing cost and will increase the negative effect on the performance of the S&P GSCI Gold ER.  Because of this implicit financing cost, the S&P GSCI Gold ER is expected to underperform the spot price performance of gold.

The S&P GSCI Gold ER launch date was May 1, 1991, and it is reported by Bloomberg L.P. under the ticker symbol “SPGSGCP.”

COMEX gold futures contracts

COMEX gold futures contracts are traded on the COMEX under the ticker symbol “GC.”  The COMEX trades gold futures contracts with monthly expiration dates.

Futures Contracts Generally

Generally speaking, a futures contract is an agreement to buy or sell an underlying asset on a future expiration date at a price that is agreed upon today.  If the underlying asset is worth more on the expiration date than the price specified in the futures contract, then the purchaser of that contract will achieve a gain on that contract, and if it is worth less, the purchaser will incur a loss.

For example, suppose that a futures contract entered into in January calls for the purchaser to buy the underlying asset in April at a price of $1,000. If the underlying asset is worth $1,200 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth $1,200, achieving a $200 gain.  Conversely, if the underlying asset is worth $800 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth only $800, incurring a $200 loss.

The gain or loss to the purchaser of this futures contract is different from the gain or loss that could have been achieved by the direct purchase of the underlying asset in January and the sale of that underlying asset in April.  This is because a futures contract is a “leveraged” way to invest in the underlying asset.  In other words, purchasing a futures contract is similar to borrowing money to buy the underlying asset, in that (i) it enables an investor to gain exposure to the underlying asset without having to pay the full cost of it up front and (ii) it entails a financing cost.

This financing cost is implicit in the difference between the spot price of the underlying asset and the futures price.  A “futures price” is the price at which market participants may agree today to buy or sell the underlying asset in the future, and the “spot price” is the current price of the underlying asset for immediate delivery.  The futures price is determined by market supply and demand and is independent of the spot price, but it is nevertheless generally expected that the futures price will be related to the spot price in a way that reflects a financing cost (because if it did not do so there would be an opportunity for traders to make sure profits, known as “arbitrage”).  For example, if January’s futures price is $1,000, January’s spot price may be $975. If the underlying asset is worth $1,200 in April, the gain on the futures contract would be $200 ($1,200 minus $1,000), while the gain on a direct investment made at the January spot price would have been $225 ($1,200 minus $975).  The lower return on the futures contract as compared to the direct investment reflects this implicit financing cost.  Because of this financing cost, it is possible for a purchaser to incur a loss on a futures contract even if the spot price of the underlying asset increases over the term of the futures contract.  The amount of this financing cost is expected to increase as general market interest rates increase.  In the case of a physical commodity like gold, the implicit financing cost is expected to include the cost of storing the commodity over the term of the futures contract, and therefore will also increase as storage costs increase.

Futures contracts are standardized instruments that are traded on an exchange.  On each trading day, the exchange determines a settlement price (which may also be referred to as a closing price) for that futures contract based on the futures prices at which market participants entered into that futures contract on that day.  Open positions in futures contracts are “marked to market” and margin is required to be posted on each trading day.  This means that, on each trading day, the current settlement price for a futures contract is compared to the futures price at which the purchaser entered into that futures contract. If the current settlement price has decreased from the initial futures price, then the purchaser will be required to deposit the decrease in value of that futures contract into an account.  Conversely, if the current settlement price has increased, the purchaser will receive that cash value in its account.  Accordingly, gains or losses on a futures contract are effectively realized on a daily basis up until the point when the position in that futures contract is closed out.

PS-30

Citigroup Global Markets Holdings Inc.

Because futures contracts have expiration dates, one futures contract must be rolled into another if there is a desire to maintain a continuous position in futures contracts on (rather than take delivery of) a particular underlying asset.  This is typically achieved by closing out the position in the existing futures contract as its expiration date approaches and simultaneously entering into a new futures contract (at a new futures price based on the futures price then prevailing) with a later expiration date.

Comparison of Historical S&P GSCI Gold ER Performance Against Historical Gold Spot Price Performance

To illustrate the historical impact of the implicit financing cost on the performance of the S&P GSCI Gold ER, the following graph sets forth a comparison of the historical performance of the S&P GSCI Gold ER against the historical performance of the spot price of gold from January 2, 2015 through September 24, 2025, each normalized to have a value of 100.00 on January 2, 2015 to facilitate a comparison.

In the graph below, references to “SPGSGCP” are to the S&P GSCI Gold ER and references to “SPGSGC” are to the spot price of gold.

PAST PERFORMANCE OF THE S&P GSCI GOLD ER AND RELATIVE PERFORMANCE BETWEEN THE S&P GSCI GOLD ER AND THE SPOT PRICE OF GOLD ARE NOT INDICATIVE OF FUTURE PERFORMANCE

Using the historical performance information from the graph above, the table below shows the annualized (annually compounded) performance of the S&P GSCI Gold ER as compared to the spot price of gold for the last year, the last three years and the last five years, each as of September 24, 2025.

	S&P GSCI Gold ER	Spot Price of Gold
Last 1 Year	33.38%	40.76%
Last 3 Years	24.33%	31.47%
Last 5 Years	10.48%	14.95%
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